Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE July 27, 2010	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES THIRD QUARTER RESULTS

St. Louis, Missouri, July 27, 2010 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its third quarter ended June 30, 2010.  Net earnings for the quarter were $104.0 million, or $1.47 per diluted share, versus net earnings of $72.7 million, or $1.13 per diluted share in the third fiscal quarter of 2009. Third quarter earnings per share were negatively impacted by $0.15 per diluted share as compared to the prior year quarter resulting from higher average shares outstanding due to the May 2009 equity issuance.  In addition the current quarter includes the following:
·	a gain of $5.7 million after-tax, or $0.08 per diluted share, due primarily to a translation gain on the value of the company’s net monetary assets in Venezuela under highly inflationary accounting;
·	a favorable adjustment of $3.7 million, or $0.05 per diluted share related to prior year tax provisions; and
·	charges related to other business realignment and integration activities of $0.9 million after-tax, or $0.01 per diluted share.

Last year’s third quarter included a favorable adjustment of $0.7 million, after-tax, or $0.01 per diluted share, resulting from a change in the policy by which Energizer colleagues earn and vest in the company’s paid time off (PTO) benefit.

“We are pleased with the initial launch results of the new Schick® Hydro men’s shaving system.  Our distribution build was the fastest we have ever executed, and this true innovation in men’s shaving is being well received by consumers,” said Ward Klein, Chief Executive Officer.  “Meanwhile, our battery business continues to deliver very solid operating results despite negative battery category trends, trends that are prompting a thorough review of our household products division.”

For the following discussion regarding operating results, including the discussion of segment results for both the quarter and nine month periods, all references to the impact of currencies are exclusive of Venezuela.  The impact of the Venezuela devaluation and related activities is disclosed separately, when it is believed to be a relevant factor to understanding the operating results.

Net sales for the quarter ended June 30, 2010 increased $79.3 million, or 8%, due primarily to the favorable impact of currencies of approximately $18 million and the inclusion of Edge and Skintimate shave preparations, which added $41 million to net sales for the quarter.  The remaining increase was due primarily to the Schick Hydro launch.  These increases were partially offset by lower net sales for Venezuela of approximately $12 million due to the negative impact of the devaluation partially offset by favorable pricing actions in the local market.  For the quarter ended June 30, 2010, gross margin as a percent of net sales was approximately 48%, which was favorably impacted by 90 basis points due to currencies.  This compares to approximately 46% for the same quarter in the prior year.  Advertising and Promotion (A&P) as a percent of net sales was 13.5% for the quarter as compared to 12.0% in the prior year quarter.  See the “Outlook” section for further discussion regarding forecasted A&P spending for the full fiscal year.

For the nine months ended June 30, 2010, net earnings were $318.2 million, or $4.51 per diluted share, compared to net earnings of $260.7 million, or $4.29 per diluted share, in the same period last year.  Diluted earnings per share for the current nine months were negatively impacted by $0.72 per diluted share as compared to the prior year nine month period resulting from higher average shares outstanding due to the May 2009 equity issuance.

In addition, the current nine month period included the following:
·	a net charge of $17.0 million, after-tax, or $0.24 per diluted share, due primarily to the devaluation of our Venezuela affiliate’s U.S. dollar intercompany payable;
·	charges related to other business realignment and integration activities of $6.5 million after-tax, or $0.09 per diluted share; and
·	a favorable adjustment of $3.7 million, or $0.05 per diluted share related to prior year tax provisions.

The nine months ended June 30, 2009 included:
·	a favorable PTO adjustment of $15.2 million, after-tax, or $0.26 per diluted share; and
·	charges related to integration and business realignment activities of $7.4 million after-tax, or $0.12 per diluted share.

For the nine months ended June  30, 2010, net sales increased $268.2 million, or 9%, due  to currencies, which positively impacted the year-over-year comparison by $104 million, and the inclusion of Edge and Skintimate shave preparations, which added $108 million to net sales.  The year to date growth was also positively impacted by the Schick Hydro launch in the third quarter.  The Venezuela devaluation did not have a material impact on the year to date net sales comparison due, in part, to the timing of the devaluation.  For the nine months ended June 30, 2010, gross margin as a percent of net sales was approximately 48%, which was favorably impacted by 100 basis points due to currencies.  This is compared to approximately 47% for the same period in the prior year.  The prior year PTO adjustment added 40 basis points to the gross margin in the same period last year.  A&P as a percent of net sales was approximately 10% for the nine months in 2010 and 2009.

Household Products

For the quarter, net sales were $487.6 million, up $19.6 million, or 4% versus the same quarter last year, including favorable currency impacts of approximately $11 million.  The favorable currency impact was partially offset by lower net sales of approximately $7 million due to the Venezuelan devaluation.  Excluding the impact of currencies and Venezuela, net sales increased approximately $15 million, or 3%, due to distribution gains, merchandising improvements and higher sales in certain international markets. While the premium alkaline category in global measured markets has shown unit growth versus the prior year quarter, the dollar value of this category remains negative due to the reduced price per unit as a result of the competitor-led pack upsizing in the U.S.  Global pricing and product mix was unfavorable by approximately $14 million due primarily to the impact of this pack upsizing in the U.S., partially offset by price increases in other areas of the world.

Segment profit increased $15.1 million, including approximately $8 million of favorable currencies and the positive impact of raw material pricing versus the year ago quarter due, in part, to our commodity hedging activities. These increases were partially offset by a negative impact of approximately $3 million due to the Venezuela devaluation.

For the nine months ended June 30, 2010, net sales increased $100.3 million or 7%, including approximately $59 million of favorable currencies, partially offset by reduced net sales in Venezuela of $6 million due to the devaluation.  Excluding the impact of currencies and Venezuela, net sales were up 3% due to distribution gains, higher net sales in certain international markets, and a lower prior year comparative in the first quarter of fiscal 2010.

Segment profit for the nine months increased $55.7 million or 20%. Excluding the impact of favorable currencies of approximately $29 million, net of the unfavorable impact of Venezuela of $6 million, segment profit increased approximately $33 million due to favorable raw material pricing and the margin impact of the higher sales noted above.

As noted previously, we believe an increasing number of devices are using built-in rechargeable battery systems, particularly in developed markets.  We believe this continues to create a negative impact on the demand for primary batteries.  This trend, coupled with aggressive competitive activity in the U.S. and other markets, could put additional pressure on segment results going forward.  In light of this trend, the Company is evaluating a number of initiatives to better position its Household Product business including options related to capacity requirements, the mix of product offerings, go-to-market strategies and investment initiatives.  We expect this evaluation to continue for the next three to six months.

Personal Care

Net Sales for the quarter were $589.2 million, up $59.7 million or 11% versus the same quarter last year.   This increase includes approximately $7 million of favorable currencies and $41 million of Edge and Skintimate shave preparation net sales.   These increases were partially offset by lower net sales from Venezuela of $6 million due primarily to currency devaluation partially offset by local market pricing actions.  Excluding these impacts, net sales increased 3%.  Wet Shave sales increased 10% due to the launch of Schick  Hydro in North America and favorable price/mix on disposables due to lower promotional activity.   Skin Care sales decreased 1% due to lower shipments of Wet Ones, more in line with normalized demand post H1N1 consumption peaks.  The decline in Wet Ones was partially offset by increased shipments of Banana Boat and Hawaiian Tropic.  Infant Care sales increased 1%, while Feminine Care sales decreased 14% on lower sales of Gentle Glide due to significant competitive activity in the quarter partially offset by continued growth of Sport tampons.

Segment profit for the quarter was $95.4 million, up $7.6 million, or 9%, versus the same quarter last year.  Favorable currencies and the inclusion of Edge and Skintimate added $4 million and $7 million, respectively, to segment profit for the quarter.  The favorable impact of higher net sales exclusive of currencies and Edge and Skintimate, including shipments for the Schick Hydro launch, were more than offset by higher A&P for the quarter in support of this launch.

For the nine months ended June 30, 2010, net sales increased $167.9 million or 12%.  This increase includes approximately $45 million of favorable currencies and $108 million from Edge and Skintimate shave preparations.  Excluding these impacts, net sales increased 1%.  Wet Shave sales increased 3% due to the launch of Schick Hydro.  Skin Care sales increased 2% due to higher shipments of Banana Boat and Hawaiian Tropic partially offset by lower shipments of Wet Ones.  Infant Care sales increased 3% due to Diaper Genie and cups, offset by lower sales of bottles.  Feminine Care sales decreased 8% on lower shipments of Gentle Glide partially offset by continued growth of Sport tampons.

Segment profit for the nine months increased $51 million or 18%.  Excluding the impact of favorable currencies of approximately $22 million, segment profit increased $29 million due to the inclusion of Edge and Skintimate shave preparations.

Other Items

Corporate and other expenses decreased $3.6 million for the quarter due mainly to quarter over quarter changes in deferred compensation liabilities.  For the nine months ended June 30, 2010, corporate and other expenses increased $9.1 million due primarily to higher stock award amortization.

Interest expense decreased $4.2 million for the quarter and $14.6 million for the nine month period due primarily to lower average outstanding debt.  Other net financing items were favorable $2.4 million for the quarter due to the translation gain in Venezuela noted previously.  For the nine month period, other net financing items were unfavorable by $5.1 million due to the year-to-date Venezuela devaluation charge noted previously, partially offset by lower foreign exchange losses in other areas.

For the nine months, the effective tax rate was 32.2%, down slightly as compared to the prior year rate of 32.7%.

For the quarter, capital expenditures were $25.3 million, and depreciation expense was $31.2 million.  For the current nine months, capital expenditures were $73.8 million and depreciation expense was $92.6 million.

Energizer’s Debt to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) Ratio for the last four quarters, as defined by the company’s credit agreements, was 2.78 to 1.00.  The ratio includes the negative impact of the Venezuela devaluation charge as a reduction to EBITDA.  At June 30, 2010, the company's debt level was $2.364 billion, with $2.185 billion, or 92%, at fixed rates averaging 5.2%.  In addition, the company’s reported cash at June 30, 2010 was $488.8 million.

Outlook

Last quarter, we estimated that full year advertising and promotion expense would likely be in the range of 11% to 12% of net sales due, in part, to support for the April launch of Schick Hydro.  Overall, our promotional support of the Schick Hydro launch is in line with our expectations.  However, we continue to adjust the mix of spending across all of our brands, including, for example, a shift to certain programs such as couponing that are reported as reductions to net sales rather than as advertising and promotion expense.  As a result, we expect total year advertising and promotion as a percent of net sales to be at or slightly below the low end of the range noted above.

Excluding Venezuela, and based on current foreign exchange rates, we estimate the change in currencies versus the prior year will have only a marginal impact on operating profit for the remainder of the fiscal year.

We expect raw material and commodity costs to be $3 to $5 million favorable over the balance of the year as compared to the same period last year.

# # #

Non-GAAP Financial Measures. While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures.  These non-GAAP measures, such as operating results and other comparison changes excluding the impact of currencies, the acquisition of Edge and Skintimate shave preparation brands, and the Venezuelan devaluation charge, are not in accordance with, nor are they a substitute for, GAAP measures.  The Company believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts.  Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. Statements in this press release that are not historical, particularly statements regarding anticipated advertising and promotional spending, the evaluation of the Household Products business, the estimated impact of foreign currency movements (excluding Venezuela) and expected raw material and commodity costs, for the remainder of fiscal 2010; may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.

·	Energizer’s ability to continue planned advertising and other promotional spending may be impacted by lower than anticipated cash flows, or by alternative investment opportunities.
·
Consumer consumption trends with respect to the overall battery category are difficult to predict, although it is likely that they will continue to be significantly negatively impacted by declines in the proliferation or consumption of primary battery-powered devices.

·
The impact of material and other commodity costs could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs, or unit volumes, will stabilize, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control, and volumes are impacted by consumption and category trends that are difficult to assess.

·
Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries.

·	The estimated impact of foreign currency devaluations and offsetting hedges on Energizer’s profitability for the year is also difficult to estimate with any degree of certainty.
·
Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency movements and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates. On the other hand, if concerted global stabilization measures achieve some degree of economic recovery, local currencies could be significantly strengthened relative to the dollar.

·	The timing and outcome of the review of the Household Products business is uncertain, and the Company cannot predict the impact on the business or its performance.
·	In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements.

Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2009.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009

Net sales	$1,076.8	$997.5	$3,188.6	$2,920.4

Cost of products sold	559.2	539.7	1,663.6	1,535.5

Gross profit	517.6	457.8	1,525.0	1,384.9

Selling, general and administrative expense	185.1	176.6	556.9	508.6
Advertising and promotion expense	145.2	119.3	310.7	296.1
Research and development expense	23.6	22.6	68.5	64.0
Interest expense	30.8	35.0	95.1	109.7
Other financing (income)/expense, net	(9.9)	(7.5)	24.2	19.1

Earnings before income taxes	142.8	111.8	469.6	387.4

Income tax provision	38.8	39.1	151.4	126.7

Net earnings	$104.0	$72.7	$318.2	$260.7

Earnings per share
Basic	$1.48	$1.15	$4.55	$4.34
Diluted	$1.47	$1.13	$4.51	$4.29

Weighted average shares of common stock - Basic	70.1	63.4	69.9	60.0
Weighted average shares of common stock - Diluted	70.7	64.3	70.5	60.8

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
June 30, 2010
(In millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two major segments - Household Products (Battery and Lighting Products) and Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets.  Financial items, such as interest income and expense and other financing items, are managed on a global basis at the corporate level.

For the quarter and nine months ended June 30, 2010, the Company recorded a gain of $5.1 and a charge of $19.1, respectively, related to the recent devaluation of our Venezuela affiliate’s U.S. dollar based intercompany payable and the impact of the adoption of highly inflationary accounting on the reported value of the affiliate’s net monetary assets.  These specific impacts, which are included in Other financing on the Consolidated Statement of Earnings, are shown collectively as a separate line item on the table below and are not considered in evaluating segment performance.  However, normal operating results in Venezuela, such as sales, gross margin and spending, have been impacted by translating at less favorable exchange rates.  These operating results remain as part of the reported segment totals.  The negative impacts of the Venezuela devaluation are disclosed when considered relevant to understanding the quarter and year to date comparatives.

For the prior year quarter and nine months ended June 30, 2009, cost of products sold and selling, general and administrative expense (SG&A) reflected favorable adjustments of $1.1 and $24.1, respectively, related to the change in policy under which the Company’s colleagues earn and vest in the Company’s paid time off (PTO). These favorable adjustments were not reflected in the Household Products or Personal Care segments, but rather presented as a separate line below segment profit as it was not operational in nature. Such presentation reflects management’s view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, combined sales forces and management.  The Company applies a fully allocated cost basis, in which shared business functions are allocated between the businesses.  Such allocations do not represent the costs of such services if performed on a stand-alone basis.

Segment sales and profitability for the quarter and nine months ended June 30, 2010 and 2009, respectively, are presented below.

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2010	2009	2010	2009
Household Products	$487.6	$468.0	$1,633.4	$1,533.1
Personal Care	589.2	529.5	1,555.2	1,387.3
Total net sales	$1,076.8	$997.5	$3,188.6	$2,920.4

Profitability
Household Products	$89.9	$74.8	$340.6	$284.9
Personal Care	95.4	87.8	331.1	280.1
Total segment profitability	$185.3	$162.6	$671.7	$565.0
General corporate and other expenses	(18.2)	(21.8)	(72.6)	(63.5)
Venezuela devaluation/other impacts	5.1	-	(19.1)	-
PTO policy change	-	1.1	-	24.1
Amortization	(3.4)	(2.6)	(10.2)	(9.4)
Interest and other financing items	(26.0)	(27.5)	(100.2)	(128.8)
Earnings before income taxes	$142.8	$111.8	$469.6	$387.4

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2010	2009	2010	2009
Alkaline batteries	$286.2	$272.2	$976.5	$908.9
Other batteries and lighting products	201.4	195.8	656.9	624.2
Wet Shave	340.1	273.8	928.7	771.9
Skin Care	147.6	148.2	324.7	310.6
Feminine Care	51.0	58.4	149.4	160.0
Infant Care	50.5	49.1	152.4	144.8
Total net sales	$1,076.8	$997.5	$3,188.6	$2,920.4

3.
Basic earnings per share is based on the average number of common shares outstanding during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.
The current and prior year quarter include pretax charges of $1.3 and $0.3, respectively, and the current and prior year nine months include pretax charges of $9.7 and $11.3, respectively, related to certain other business realignment activities.  These are included in General corporate and other expenses in Note 2 above.